Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:44 PM 04/07/2009
FILED 03:42 PM 04/07/2009
SRV 090340057 - 4673872 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

SANOMEDICS INTERNATIONAL HOLDINGS, INC.

It is hereby certified that:

1.      The name of corporation (hereinafter called the "Corporation") is SANOMEDICS INTERNATIONAL HOLDINGS, INC.

2.      The certificate of incorporation of the Corporation is hereby amended by deleting Article IV Section 4.1 thereof and by substituting in lieu of said Article FOUR Section 4.1 the following new Article IV Section 4.1:

"ARTICLE IV. Section 4.1 CAPITAL STOCK. The total number of issued and outstanding shares of common stock of the corporation (5,100,000 shares) shall be decreased by way of a reverse stock split (the "Stock Split") in the amount of twenty five (25) shares of common stock for one (1) share of common stock. Any fractions of shares shall be rounded up. Following the effective date of the Stock Split the total issued and outstanding shares of common stock of the corporation shall be approximately 204,000. The record date for the Stock Split shall be April 15, 2009 with a payment date of approximately April 17, 2009. The Preferred Stock of the Corporation shall not be affected by the Stock Split.

The total number of shares of capital stock which the Corporation shall have the authority to issue is Two Hundred Fifty Million One Thousand (250,001,000), consisting of two classes of capital stock: (i) Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"); and (ii) one thousand (1,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").

The remainder of Article IV shall remain in full force and effect.

3.      The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on April 1, 2009:

SANOMEDICS INTERNATIONAL HOLDINGS, INC. By: /s/ Keith Houlihan Name: Keith Houlihan, President and Sole Director